EXHIBIT 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (this “Separation Agreement”) is made this 15th day of September, 2008 (the “Effective Date”) by and between America Service Group Inc., a Delaware corporation (the “Company”), and Michael Catalano (“Executive”). The Company and the Executive may be referred to collectively herein from time to time as “the Parties.”
     WHEREAS, Executive and the Company entered into that certain Amended and Restated Employment Agreement, dated as of September 1, 1998 attached hereto as Exhibit A (the “Employment Agreement”); and
     WHEREAS, Executive and the Company have mutually agreed that Executive’s employment with the Company shall terminate effective as of the Separation Date (as defined below); and
     WHEREAS, Executive and the Company desire that Executive shall continue in his executive offices and as a director of the Company from the Effective Date until the Separation Date (as defined below), during which transition period, Executive will assist in the transition of his duties and responsibilities to a successor Chief Executive Officer and a successor Chairman (which may or may not be the same person); and
     WHEREAS, the Parties have agreed to the terms and conditions relating to the termination of Executive’s employment as set forth herein; and
     WHEREAS, this Separation Agreement shall supersede and replace in all respects the Employment Agreement (other than Section 8 which is incorporated by reference in Section 5 below).
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties agree as follows:
1.	Termination of Employment.
a.	Executive hereby resigns his employment and any and all positions he holds with the Company and each of its subsidiaries and affiliates, including but not limited to his positions as Chairman, Chief Executive Officer of the Company, and a director of the Company, in each case effective as of the Separation Date (as defined below). Effective on the Separation Date, the Executive shall have no further duties or responsibilities to be performed for the Company or any of its subsidiaries or affiliates, other than as specified herein, and shall have no authority to act or endeavor to act on behalf of the Company or any of its subsidiaries or affiliates for any reason whatsoever. For purposes of this Separation Agreement, Executive’s “Separation Date” shall be January 1, 2009.

b.	All shares of restricted stock, stock options or other equity awards held by Executive shall accelerate, immediately vest and be fully exercisable without restriction on and as of the Separation Date.
c.	Executive will not receive any compensation or benefits from the Company after the Separation Date, except as expressly hereinafter provided in this Separation Agreement. Executive and the Company each acknowledges and agrees that valid consideration exists for the promises contained in this Separation Agreement.
d.	Executive shall continue as the chief executive officer of the Company from the Effective Date until the Separation Date (the “Transition Period”); provided that during the Transition Period, Executive’s responsibilities shall be to assist in the transition of his duties and responsibilities to the successor Chief Executive Officer designated by the Board of Directors and, to the extent requested by the Board of Directors, assist the Board of Directors in selecting and training a successor Chairman.
2.	Consideration to Executive.
a.	On the first payroll payment date applicable to the executive officers of the Company after the Separation Date, the Company shall pay, in accordance with the Company’s normal payroll practices on January 1, 2009 and less all applicable withholding taxes, Executive’s annual base salary that is earned but unpaid through and as of the Separation Date.
b.	Within five (5) business days after the Separation Date, the Company shall make a one-time, lump sum payment in an amount equal One Million One Hundred Fifty-Six Thousand Two Hundred Seventy-Two Dollars ($1,156,272), less all applicable withholding taxes.
c.	Within five (5) business days after the Separation Date, the Company shall make a one-time lump sum payment in an amount equal to the greater of (i) the bonus amount that would otherwise be paid to Executive for the Company’s 2008 fiscal year, or (ii) forty-five percent (45%) of the Base Salary, less, in each case all applicable withholding taxes, to the Executive.
d.	Within five (5) business days after the Separation Date, the Company shall make a one-time lump sum payment, for Executive’s unpaid leave such as holidays, vacation and sick pay under the Company’s paid leave plan, equal to the Executive’s current base salary multiplied by the product of (A) the total number of leave days accrued, divided by (B) the total number of work days in the calendar year ended on December 31, 2008, less applicable withholding taxes.
e.	For the period from the Separation Date until the earlier of June 30, 2010, or the date on which the Executive is eligible to receive similar coverage under another employer’s group health insurance plan, the Company shall reimburse Executive for the premiums to continue coverage for Executive and his dependents under the existing group health insurance plan maintained by the Company for the benefit of its officers and employees, provided Executive timely provides the requisite election notice required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). The Executive shall promptly notify the Company when the Executive becomes eligible to receive similar coverage under another employer’s group health insurance plan. To the extent any portion of the COBRA payments made by the Company on behalf of the Executive pursuant to this Section 2(e) are deemed to be compensation, the Company will gross up such payments in an amount sufficient to cover any applicable withholding taxes on such payments.
f.	The Company agrees to reimburse Executive for the actual reasonable out of pocket business expenses incurred by the Executive in connection with the performance of his duties as Chief Executive Officer of the Company, subject to delivery by the Executive to the Company of receipts and other appropriate supporting documentation reasonably requested by the Company.
g.	The Executive understands and agrees that all payments payable to the Executive under Sections 2(a), 2(b), 2(c) and 2(d) will be treated by the Company as compensation expense.
h.	Notwithstanding anything in the option agreements or certificates evidencing Executive’s outstanding options to the contrary, all options held by the Executive outstanding on the Transition Date shall remain exercisable until the earlier of (1) one year following the Transition Date or (2) the final expiration date with respect to such options as set forth in the applicable option agreements or certificates or the underlying option plan.
i.	Notwithstanding anything in this Agreement to the contrary, the Company shall not be obligated to make the payments provided under and pursuant to this Section 2 if any of events described in clauses (ii) and (iii) of Section 7(a) of the Employment Agreement occur on or prior to the Separation Date.
3.	Waiver, Release of Claims, and Covenant Not to Sue.
a.	Executive hereby unconditionally releases and forever discharges the Company and all of its affiliated entities and subsidiaries (collectively the “Released Parties”) from any and all liability of every kind and nature whatsoever arising out of or connected in any way with Executive’s employment, or termination of employment, by the Company and any of its affiliates or subsidiaries, or any other matter relating to the Company or any of its affiliates or subsidiaries, or the business or assets of any of them, both as to matters now known and those discovered hereafter, including, without limitation, any and all claims for monetary relief, injunctive relief, attorney fees, costs, back pay or unpaid wages, fringe benefits, employment or reinstatement that could have been raised under common law, wrongful discharge, breach of any contractual rights, both express or implied, breach of any covenant of good faith and fair dealing, both express or implied, any tort, any claim of invasion of privacy, any legal restrictions on the Released Parties’ rights to terminate employees, and any federal, state, or other governmental statute, regulation, ordinance, or directive, specifically including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, Age Discrimination in Employment Act, the Securities Act of 1933, the Securities Exchange Act of 1934, and state securities laws, except to the extent that the Released Party has committed fraud or a crime against Executive. The foregoing also includes any and all claims Executive could have brought or could bring as a partner, member, director, officer or employee of any of the Released Parties and any and all claims Executive may have, in his capacity as a shareholder, with respect to events occurring prior to the Separation Date. Executive covenants not to sue the Released Parties with respect to any of the released claims or potential claims described above except to the extent that the Executive determines in good faith that a Released Party has committed fraud or a crime against Executive; provided, that the Executive will reimburse the Released Parties for all reasonable attorneys fees and other defense costs if the Executive brings suit against the Released Parties alleging fraudulent or criminal conduct and the Released Parties are successful against the Executive on the merits in defending the action as determined by a final non-appealable order. Notwithstanding anything herein to the contrary, this Separation Agreement shall not impact or release any rights that Executive may have, under the certificate of incorporation or bylaws of the Company, applicable insurance policies of the Company and/or under applicable law, to indemnification with respect to liabilities, costs, losses and claims arising from or related to Executive’s service as an officer, director or employee of the Company, any parent, subsidiary or affiliate of the Company, or any of the Released Parties and, except as otherwise required by applicable law, no amendment by the Company of its certificate of incorporation or bylaws shall limit or reduce the indemnification provided to the Executive as of the date hereof.
b.	The Company, effective as of the Separation Date, on behalf of itself and its subsidiaries hereby unconditionally releases and forever discharges Executive from any and all liability whatsoever for any acts, occurrences or omissions arising out of or connected in any way with Executive’s performance or discharge of his duties as a director or officer of the Company, employment, prospective employment, or termination of employment by the Company and any of its affiliates or subsidiaries, or any other matter relating to the Company or any of its affiliates or subsidiaries, or the business or assets of any of them, both as to matters now known and those discovered hereafter, except to the extent that the

Executive has engaged in any fraudulent or criminal conduct in the performance of his duties while employed by the Company (the “Released Claims”); provided, however, the Released Claims shall not include, and the Company is not releasing the Executive for liability with respect to, third party claims against the Company for which the Executive is not entitled to receive indemnification from the Company in accordance with the Company’s charter, bylaws or Delaware law or for which it is determined that Executive is required to repay or reimburse fees and expenses paid by the Company pursuant to the applicable provisions of the Company’s certificate of incorporation or bylaws. Except as provided in the immediately preceding sentence, the Released Claims shall include, without limitation, any and all claims for monetary relief, injunctive relief, attorney fees, costs and claims the Company could have brought or could bring against Executive as a shareholder, partner, member, director, officer or employee of any of the Released Parties. The Company covenants not to sue the Executive with respect to any of the Released Claims except to the extent that the Company determines in good faith that the Executive has engaged in any fraudulent or criminal conduct in the performance of his duties while employed by the Company; provided, that the Company will reimburse Executive for all reasonable attorneys fees and other defense costs if the Company brings suit against Executive alleging fraudulent or criminal conduct and Executive is successful on the merits in defending the action as determined by a final non-appealable order.
c.	The Parties expressly understand and agree that the waivers, releases and covenants not to sue set forth in clauses (a) and (b) above do not preclude either Party from acting to enforce the terms, conditions, rights, obligations and requirements of this Separation Agreement as provided herein.
d.	This Separation Agreement is intended by the Parties to comply with the requirements of the Older Workers Benefits Protection Act (29 U.S.C. § 626(f)). To that end the Parties acknowledge that (a) Executive has read and understands the terms of this Separation Agreement and he accepts them knowingly and voluntarily, (b) the claims released by Executive pursuant to this Separation Agreement include claims arising under the Age Discrimination in Employment Act (29 U.S.C. § 626 et. seq.), (c) Executive does not waive any of his rights or claims that may arise after the date this Separation Agreement is effective, (d) the consideration provided in Section 2 of this Separation Agreement in exchange for Executive’s release of claims is in addition to anything of value which Executive is already entitled to receive from the Company, (e) Executive has been advised in writing to consult with an attorney prior to signing this Separation Agreement, and (f) Executive has been given a period of up to 21 days in which to consider the terms of this Separation Agreement.

4.	Nondisclosure of Confidential Information. For a period of 24 months following the Separation Date, Executive shall keep confidential all secret or Confidential Information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses and properties, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies. Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. The agreement made in this Section 4 shall be in addition to, and not in limitation or derogation of, any obligations otherwise imposed by law upon the Executive in respect of confidential information of the Company. “Confidential Information,” as used in this Separation Agreement, means any and all confidential information (whether recorded in documentary form or by electronic or other means) relating to the properties, business methods, corporate plans, business plans, strategic plans, confidential employee information (including compensation, qualifications, and utilization), management systems, finances, existing or developing business opportunities, processes under development or development projects of the Company or any of its affiliates or subsidiaries, or relating to the marketing or sales of any past, present or future property or asset of any of them. Confidential Information also includes any other information in respect of which the Company owes an obligation of confidentiality to any third party, knowledge of which Executive acquired at any time during his employment by the Company or any of its affiliated companies and which is not readily ascertainable to persons not connected with the Company either at all or without significant expenditure of labor, skill or money. Confidential Information does not include, however, information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Executive or any of his representatives, or (b) becomes available to Executive on a non-confidential basis from a person other than the Company or any of its representatives who is not known by Executive to be bound by a confidentiality agreement with the Company or any of its affiliates. The nondisclosure obligation set forth in this Paragraph is in addition to any fiduciary duties of Executive to maintain the confidentiality of the Company’s Confidential Information and, to the extent not otherwise provided herein, the Company’s trade secrets.
5.	Non-competition. The provisions of Section 8 of the Employment Agreement are incorporated herein by this reference as if set forth fully.
6.	Acknowledgement of Enforceability of Covenants. It is agreed by the Parties that the covenants contained in Sections 4 and 5 impose a fair and reasonable restraint on Executive in light of the activities and business of the Company on the date of the execution of this Separation Agreement and the current plans of the Company. Executive also acknowledges that this restraint will not prevent him from earning a living in his chosen field of work.
a.	In the event any court of competent jurisdiction shall determine that the scope, time or other restrictions set forth herein are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent that such court deems reasonable, and this Separation Agreement shall thereby be reformed to reflect the same.
b.	It is specifically agreed that the duration of the period during which the agreements and covenants of Executive made in Sections 4 and 5 shall be effective shall be computed by excluding from such computation any time during which Executive is in violation of any provision of Sections 4 and 5.
c.	Notwithstanding any of the foregoing, if any applicable law, judicial ruling or order shall reduce the time period during which Executive shall be prohibited from engaging in any competitive activity described in Sections 4 and 5 hereof, the period of time for which Executive shall be prohibited pursuant to Sections 4 and 5 hereof shall be the maximum time permitted by law.
7.	Consultation in Advance of Action. Before Executive engages in any action which may reasonably be construed as a violation of this Separation Agreement, or as to which Executive believes the application of the Separation Agreement is not clear, specifically including the provisions of Sections 4 and 5 above, Executive agrees to contact and confer with the Chief Executive Officer of the Company, or his designee, regarding Executive’s intended action, to make a good faith effort to avoid a violation, and to discuss the availability of alternative courses of action that would not result in a violation. Both Parties agree to engage in such discussions in good faith.
8.	Injunctive and Contractual Relief. Executive understands and agrees that the covenants contained in Sections 4 and 5 are special, unique and of an extraordinary character. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, in the event of any default, breach or threatened breach of these Sections by Executive, the Company shall be entitled to institute and prosecute legal proceedings to enforce its rights hereunder, and shall be entitled specifically to injunctive relief and to such other and further relief as may be available to the Company at law and/or in equity. The rights, obligations and remedies provided in this section shall be in addition to, and not in lieu of, any rights, obligations and/or remedies imposed by applicable law under statutes enforcing the protection of trade secrets and other confidential and proprietary information.
9.	Covenant to Cooperate in Legal Proceedings. The Executive agrees to cooperate in good faith with and provide reasonable assistance to the Company, upon its reasonable request, with respect to the defense or prosecution of any litigation, investigation or other legal proceeding involving the Company or its subsidiaries and the Company agrees to cooperate in good faith with, and provide reasonable assistance to the Executive, upon Executive’s reasonable request, with respect to the defense or prosecution of any litigation, investigation or other legal proceeding involving the Executive’s employment by the Company; provided that nothing herein shall (i) limit, modify or expand the Executive’s right to receive indemnification under and pursuant to the certificate of incorporation and bylaws of the Company including, without limitation, the advancement of expenses pursuant to and subject to the limitations of Section 8.7 of the Company’s bylaws; (ii) require the Company to provide or disclose any confidential or competitively sensitive information; or (iii) require the Company provide or disclose any information if the provision or disclosure could cause the Company to lose any attorney-client or similar privilege with respect to such information. The Company shall notify the Executive of the initiation of any such litigation and shall keep executive reasonably informed on the progress of such litigation. The Company shall not be permitted to admit liability on behalf of Executive with respect to any such litigation or settle on behalf of Executive any such litigation without in each case Executive’s prior written consent. Any amendment or modification, after the Separation Date, of the indemnification rights provided to directors or officers set forth in the certificate of incorporation or bylaws of the Company shall not modify, limit or adversely affect the indemnification rights Executive has as of the Separation Date. The Company acknowledges that it is currently advancing expenses to Executive with respect to defense costs of litigation where Executive is named a defendant as a result of Executive being an officer and director of the Company, which expenses are being advanced pursuant to Section 8.7 of the Company’s bylaws, one or more undertakings delivered by the Executive (the “Undertakings”) and applicable Delaware law. The Company agrees to continue to make such expense advances subject to the restrictions, limits and conditions of the Company’s certificate of incorporation, bylaws, applicable Delaware law and the Undertakings.
10.	Severability. The Parties understand and agree that every Section, and each subpart, sub-paragraph or provision therein, of this Separation Agreement is separable, severable and divisible from the rest of the Separation Agreement. If any Section, subpart, sub-paragraph or provision herein is ruled invalid, illegal, unenforceable or void by any arbitrator, regulatory agency or court of competent jurisdiction, the Parties understand and agree that the remainder of this Separation Agreement shall continue to be enforceable to the fullest extent permitted by law.
11.	Choice of Governing Law. The Parties understand and agree that the validity, interpretation, construction and performance of this Separation Agreement, as well as the rights of the Parties under this Separation Agreement, shall be governed in accordance with the laws of the State of Delaware, without regard to its conflicts of law principles.
12.	Full Integration. This Separation Agreement constitutes the entire agreement between the parties regarding the separation of Executive’s employment with the Company. It fully supersedes any and all prior oral or written representations, communications or agreements between the parties pertaining to its subject matter, including the Employment Agreement (other than Section 8 of the Employment Agreement which is incorporated by reference in Section 5 hereof); provided that this Section 12 shall not limit, modify or expand the Executive’s right to receive indemnification under and pursuant to the certificate of incorporation and bylaws of the Company. The Parties understand and agree that by executing this Separation Agreement, the Parties mutually and voluntarily release one another from each and every of their respective rights and obligations under the Employment Agreement and agree that Executive’s Employment Agreement shall be void and shall have no further force or effect whatsoever. The Parties further acknowledge that no written or oral representations inconsistent with or additional to the terms and conditions of this Separation Agreement have been made or reached. Except as provided herein, the parties further agree that no modification, amendment or waiver of any of the provisions of this Separation Agreement shall be effective unless made in writing, specifically referring to this Separation Agreement, and signed by Executive and the Company.
13.	Disputes. Each Party to this Separation Agreement shall be entitled to seek any and all relief to which it or he, as applicable, is entitled with respect to any violation or threatened violation by the other Party of this Separation Agreement. Except as otherwise set forth herein, in the event a Party institutes any proceeding to enforce his or its legal rights under, or to recover damages for breach by the other Party of, this Separation Agreement, the prevailing Party shall be entitled to recover from the other Party any actual expenses for attorney’s fees and disbursements incurred by such prevailing Party.
14.	No Waiver. The Parties acknowledge and agree that the failure to enforce at any time any of the provisions of this Separation Agreement or to require at any time performance by any party of any of the provisions hereto shall in no way be construed as a waiver of such provision or affect the validity of this Separation Agreement or any part thereof, or the right of each party thereafter to enforce each and every provision in accordance with the terms of this Separation Agreement.
15.	Assignability. This Separation Agreement is not assignable by either Party. Notwithstanding the foregoing, this Separation Agreement will inure to the benefit of, and may be enforced by, Executive’s heirs or conservators in the event of Executive’s death or disability.
16.	Non-Disparagement. The Parties agree that they will not take any action or make any comment which impugns, defames, disparages, criticizes, negatively characterizes or casts in an unfavorable light, the other. Each Party (except as herein otherwise permitted) agrees not to voluntarily provide assistance or information to any person or entity pursuing any claim, charge or complaint against the other Party, except that nothing herein shall be interpreted to limit either Party’s right to confer with counsel or to provide truthful testimony pursuant to subpoena or notice of deposition or as otherwise required by law.
17.	Counterparts. This Separation Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes
18.	Expenses. The Company shall reimburse Executive for his reasonable and documented legal fees associated with the negotiation of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Separation Agreement to be signed as of the day and year first below written. Both Parties have read this Separation Agreement, understand and agree to its terms and enter into it voluntarily. By signing below, Executive acknowledges that he is receiving a signed copy of this Separation Agreement.

AMERICA SERVICE GROUP, INC.
Date: September 15, 2008	/s/ Richard D. Wright
By: Richard D. Wright
	Title:	Director and Authorized Signatory

Date: September 15, 2008	/s/ Michael Catalano
MICHAEL CATALANO